EXHIBIT 12
                             DENBURY RESOURCES INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                  Year Ended December 31,
                                                ---------------------------
                                                 1997      1996      1995
                                               -------   -------   -------
Earnings:
  Pretax income from continuing operations     $23,798   $14,056   $ 1,081
  Fixed charges                                  1,262     4,080     2,161
                                               -------   -------   -------
        Earnings                               $25,060   $18,136   $ 3,242
                                               =======   =======   =======
Fixed Charges:
  Interest expense                             $ 1,111   $ 1,993   $ 2,085
  Interest component of rent expense               151       116        76
  Imputed preferred dividend                      --       1,281       --
  Preferred dividend tax effect                   --         690       --
                                               -------   -------   -------
        Fixed charges                          $ 1,262   $ 4,080   $ 2,161
                                               =======   =======   =======

Ratio of earnings to fixed charges                19.9       4.4       1.5
                                               =======   =======   =======
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